Exhibit 99.1

Nautilus, Inc. Announces Results for Second Quarter 2009

Direct and Retail Businesses Achieve Operating Profit

Company Announces Plans to Explore Strategic Alternatives for Its Commercial Business

VANCOUVER, Wash., August 10, 2009 — VANCOUVER, Wash. — Fitness company Nautilus, Inc. (NYSE:NLS) today announced unaudited results for the second quarter ended June 30, 2009. Continuing results include the Company’s direct, retail, and commercial businesses but exclude the Company’s former apparel business, which was sold in April 2008 and is considered a discontinued operation.

For the quarter ended June 30, 2009 the Company reported net sales of $60.8 million, compared to net sales of $95.6 million for the second quarter of 2008.

On an operating basis, the retail and direct businesses were profitable while the commercial business recorded a loss for the quarter ended June 30, 2009. The retail business generated $1.2 million of income from operations compared to a loss of $0.2 million for the previous year period and the direct business generated $0.6 million of income from operations compared to a loss of $0.6 million in the same period last year. The commercial business had a loss from continuing operations of $7.2 million in the second quarter of 2009 compared to a loss of $1.1 million for the same period last year (see Reportable Segments Financial Information table below). The Company is considering a strategic change to focus its efforts on a consumer only business model and, as a result, also is looking at strategic alternatives for the commercial business.

The Company reported a loss from continuing operations for the second quarter 2009 of $20.8 million, or ($0.68) per diluted share. Included in the loss from continuing operations were pre-tax restructuring charges of $11.8 million. The restructuring charges are principally related to a non-cash write-off of the Company’s leasehold improvements resulting from the termination of its corporate facilities lease in Vancouver, Washington. The Company has executed a new lease for smaller space in the same location and expects to save approximately $3.3 million annually from the new lease arrangement, with full savings beginning in the fourth quarter of 2009.

In the second quarter of 2008, loss from continuing operations was $9.6 million or ($0.30) per diluted share. Included in the loss from continuing operations were pre-tax charges of $2.5 million primarily related to severance, inventory reserves and anticipated settlements related to licensing agreements.

Excluding the restructuring charges mentioned above, the Company’s adjusted loss from continuing operations before income taxes was $9.7 million for the quarter ended June 30, 2009. For the corresponding period in 2008, excluding the restructuring charges mentioned above, adjusted loss from continuing operations before income taxes was $11.9 million (see Supplemental Disclosure table below).

Comparative net sales by business segment were as follows:

Three Months Ended ($ thousands)	Jun 30, 2009	Jun 30, 2008	$ Change	% Change
Direct	$28,200	$41,294	$(13,094)	-31.7%
Retail	11,356	19,000	(7,644)	-40.2%
Commercial	20,720	34,366	(13,646)	-39.7%
Corporate	514	904	(390)	-43.1%

Net Sales	$60,790	$95,564	$(34,774)	-36.4%

Net sales declined in the direct business, primarily due to the restricted availability of consumer credit programs. Offsetting a portion of the sales decline in the direct business segment was an increase in sales of TreadClimber products compared to the same period last year. The Company’s net sales in its retail business declined primarily due to inventory reductions at retailers. The commercial business net sales decrease reflects weakness in strength equipment, partially offset by higher sales in Schwinn and Stairmaster cardio products.

Consolidated gross profit margin decreased to 34.2% of net sales for the second quarter of 2009, compared to 35.5% for the same period in the previous year. For the second quarter of 2009, the gross profit margin in the direct business was essentially flat at 58.5% of net sales, compared to 58.6% for the same period in the previous year; the retail business gross margin improved to 27.3%, compared to 17.7% primarily due to decreased warranty costs, consolidation of our distribution centers, and an increase in sales prices; and the commercial business gross margin declined to 3.5%, compared to 19.9%. The gross margin in the commercial business was negatively impacted in the period by an effort to reduce commercial inventory levels by discounting products that have either been discontinued or had excess inventories. Operating expenses, excluding restructuring charges in both periods, declined by approximately $15.5 million, or 33.7%, in the second quarter of 2009, compared to the second quarter of 2008.

The Company generated $8.5 million of net cash provided from operating activities of continuing operations in the second quarter of 2009 compared to less than $0.1 million in the second quarter of 2008. The cash generated in 2009 was primarily due to working capital improvements and reduction of costs to better align with current sales levels.

As of June 30, 2009, the Company had a net cash position of $7.8 million, compared to net debt of $12.4 million at December 31, 2008.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc., stated, “Even though the overall consumer environment remained challenging and the second quarter is typically our seasonally softest sales period, we were able to achieve profitable operating results in two of our three lines of business; direct and retail. We are working to improve these results in the second half of 2009 by leveraging our restructured operating model in a period when sales are seasonally stronger for our direct and retail consumer businesses.”

Mr. Bramson continued, “Offsetting the profitable operating results in the direct and retail businesses and across-the-board improvements in operating expenses was the lower than expected performance of our commercial business, primarily due to lower gross margins that resulted from discounting, in order to move out excess and discontinued inventory. In order to refocus our business model and operations, the Company is considering streamlining its activities to place greater emphasis on its direct-to-consumer and retail businesses, and thus will be evaluating the strategic long-term alternatives for the commercial business. While recent results did not meet expectations, we continue to believe that Nautilus Commercial provides an attractive and under exploited asset in the commercial fitness equipment market.”

The Company has engaged Robert W. Baird & Co., to assist in the evaluation of strategic alternatives for the commercial business and believes the review of potential alternatives likely will take a number of months to complete. In the meantime, we will continue to look for ways to reduce costs through restructuring that will allow the commercial business to improve on recent results.

Conference Call

Nautilus will host a conference call today, August 10, for 4:30 p.m. EDT (1:30 p.m. PDT). It will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 748-8543 in North America, and international listeners may call (212) 231-2901.

A telephonic playback will be available from 3:30 p.m. PDT, August 10, 2009, through 3:30 p.m. PDT, August 24, 2009. Participants can dial (800) 633-8284 or (402) 977-9140 (international) passcode 21432421 to hear the playback.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus(R), Bowflex(R), Schwinn(R)Fitness, StairMaster(R) and Universal(R), Nautilus manufactures and markets innovative fitness products through global direct, commercial and retail channels. Formed in 1986, the Company had 2008 sales of $411 million. It has approximately 750 employees and operations in Washington, Oregon, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China and other locations around the world. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning anticipated future profitability, estimated cost reductions, estimated restructuring charges, the evaluation of strategic alternatives for the Company’s commercial business, and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, its ability to successfully transfer products to alternative manufacturing facilities, manufacturing quality issues resulting in increased warranty costs, its ability to effectively restructure the business and reduce costs, a decline in consumer spending due to unfavorable economic conditions, a change in the availability of credit for its customers who finance their purchases, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic transactions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,783	$5,547
Trade receivables, net	24,436	53,770
Inventories, net	31,492	43,802
Prepaid expenses and other current assets	9,768	11,628
Income taxes receivable	1,292	11,954

Total current assets	74,771	126,701

Property, plant and equipment, net	19,884	32,883
Goodwill and other intangible assets, net	35,688	36,801
Other assets	946	1,134

Total assets	$131,289	$197,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$26,109	$38,198
Accrued liabilities	27,749	30,472
Short-term borrowings	—	17,944
Deferred tax liabilities	1,343	919

Total current liabilities	55,201	87,533
Long-term liabilities	6,368	6,301

Total liabilities	61,569	93,834

Stockholders’ equity:
Common stock – no par value, 75,000 shares authorized, 30,614 shares issued and outstanding at June 30, 2009 and December 31, 2008	3,869	3,207
Retained earnings	59,843	94,433
Accumulated other comprehensive income	6,008	6,045

Total stockholders’ equity	69,720	103,685

Total liabilities and stockholders’ equity	$131,289	$197,519

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$60,790	$95,564	$132,876	$225,165
Cost of sales	39,986	61,630	80,755	135,306

Gross profit	20,804	33,934	52,121	89,859

Operating expenses:
Selling and marketing	21,745	30,945	49,418	72,946
General and administrative	7,064	12,985	16,650	22,356
Research and development	1,619	1,961	3,500	4,166
Restructuring	11,767	2,450	15,588	13,118

Total operating expenses	42,195	48,341	85,156	112,586

Operating loss	(21,391)	(14,407)	(33,035)	(22,727)

Other income (expense):
Interest expense	(1)	(93)	(148)	(1,330)
Other income (expense), net	(89)	144	(372)	266

Total other income (expense)	(90)	51	(520)	(1,064)

Loss from continuing operations before income taxes	(21,481)	(14,356)	(33,555)	(23,791)
Income tax expense (benefit)	(710)	(4,722)	1,035	(7,276)

Loss from continuing operations	(20,771)	(9,634)	(34,590)	(16,515)

Discontinued operations:
Income from discontinued operations	—	640	—	3,016
Income tax expense (benefit) from discontinued operations	—	(118)	—	1,737

Income from discontinued operations, net of tax	—	758	—	1,279

Net loss	$(20,771)	$(8,876)	$(34,590)	$(15,236)

Loss per common share from continuing operations:
Basic and diluted	$(0.68)	$(0.30)	$(1.13)	$(0.52)
Income per common share from discontinued operations:
Basic and diluted	$0.00	$0.02	$0.00	$0.04
Net loss per common share:
Basic and diluted	$(0.68)	$(0.28)	$(1.13)	$(0.48)
Weighted average common shares outstanding:
Basic and diluted	30,614	31,582	30,614	31,569

NAUTILUS, INC.

REPORTABLE SEGMENTS FINANCIAL INFORMATION

(Unaudited, in thousands)

(In thousands) Three months ended June 30, 2009:	Direct	Retail	Commercial	Corporate	Total
Net sales	$28,200	$11,356	$20,720	$514	$60,790
Gross profit	16,509	3,104	718	473	20,804
Depreciation and amortization expense	1,198	460	816	540	3,014
Operating income (loss)	577	1,191	(7,164)	(15,995)	(21,391)
Interest expense	—	—	—	1	1
Income tax benefit from continuing operations	—	—	—	(710)	(710)
Income (loss) from continuing operations	577	1,191	(7,164)	(15,375)	(20,771)
Total assets	25,921	21,946	58,904	24,518	131,289

Three months ended June 30, 2008:
Net sales	$41,294	$19,000	$34,366	$904	$95,564
Gross profit	24,180	3,370	6,851	(467)	33,934
Depreciation and amortization expense	1,606	471	1,195	669	3,941
Operating loss	(595)	(180)	(1,064)	(12,568)	(14,407)
Interest expense	—	—	—	93	93
Income tax benefit from continuing operations	—	—	—	(4,722)	(4,722)
Loss from continuing operations	(595)	(180)	(1,064)	(7,795)	(9,634)
Total assets	41,207	74,538	98,766	56,500	271,011

Nautilus, Inc.

Supplemental Disclosure

Reconciliation of GAAP to Adjusted Pre-tax Income (loss) from Continuing Operations Statement

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Supplemental Non-GAAP Disclosure	2009	2008	2009	2008

Loss from continuing operations before income taxes (GAAP basis)	$(21,481)	$(14,356)	$(33,555)	$(23,791)
Abandonment of leasehold improvements - corporate headquarters	8,028	—	8,028	—
Facility lease termination costs	1,900	—	1,900	—
Abandonment of information technology software	—	—	1,799	—
Lease obligations for discontinued facilities	—	240	1,673	240
Contract termination costs	910	350	910	350
Employee termination and other employee costs	534	1,390	561	4,058
Abandoned creative media	—	470	—	470
Termination of purchase agreement with Land America Health and Fitness Co., Ltd.	—	—	—	8,000
Other	395	—	717	—

Income (loss) from continuing operations before income taxes, as adjusted	$(9,714)	$(11,906)	$(17,967)	$(10,673)

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100